Management's Discussion and Analysis of Financial Condition and Results of Operation

The information presented contains the audited combined financial results of our Predecessor, for periods presented through May 13, 2014. The financial information for our Predecessor includes the financial results of the initial public offering ("IPO") assets and the assets acquired from PBF Energy Company LLC ("PBF LLC")after the Offering. The audited consolidated financial results for the years ended December 31, 2014 also include the results of operations for PBF Logistics LP ("PBFX") for the period beginning May 14, 2014, the date PBFX commenced operations.

You should read the following discussion and analysis of our financial condition and results of operations together with the audited consolidated financial statements and the notes thereto included in this Form 8-K filed with the Securities and Exchange Commission ("SEC") on September 1, 2015. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. The cautionary statements made in this report should be read as applying to all related forward-looking statements wherever they appear in this report. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors. All references to “we,” “us,” “our,” the “Partnership,” “PBFX” or similar terms for periods prior to the completion of our initial public offering on May 14, 2014 (the "Offering") refer to the Predecessor or for assets acquired from PBF LLC prior to the effective date of each acquisition. For periods subsequent to the Offering or effective date of each acquisition from PBF LLC, these terms refer to the Partnership and its subsidiaries. PBF Energy Inc. is the sole managing member of PBF LLC and as of December 31, 2014 owned 89.9% of the total economic interest in PBF LLC. Unless the context otherwise requires, references in this report to “PBF Energy” refer collectively to PBF Energy Inc. and its subsidiaries, other than PBFX, its subsidiaries and our general partner.

Effective May 14, 2015, we entered into a transaction (the "Delaware City Products Pipeline and Truck Rack Acquisition") with PBF LLC pursuant to which PBFX acquired from PBF LLC all of the issued and outstanding limited liability company interests of Delaware Pipeline Company LLC (“DPC”) and Delaware City Logistics Company LLC (“DCLC”), whose assets consist of a products pipeline, truck rack and related facilities located at PBF Energy’s Delaware City refinery (the “Delaware City Products Pipeline and Truck Rack”). These transactions were transfers between entities under common control and were accounted for as if the transfers occurred at the beginning of the period presented, and prior periods were retrospectively adjusted to furnish comparative information. Accordingly, the financial information contained herein of PBFX has been retrospectively adjusted to include the historical results of the Delaware City Products Pipeline and Truck Rack for all periods presented. The results of the Delaware City Products Pipeline and Truck Rack are included in the Transportation and Terminaling segment.

Management’s Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") has only been changed from its previous presentation to retrospectively adjust the PBFX financial information to include the historical results of the Delaware City Products Pipeline and Truck Rack for all periods presented and update for subsequent events occurring after the date these financial statements were initially filed. The forward-looking information contained herein, reflects our understanding and knowledge of such information at the time of the initial filing of this Form 10-K and has not been updated to reflect events or circumstances that occurred subsequent to the filing of the initial Form 10-K other than the Delaware City Products Pipeline and Truck Rack Acquisition.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This Form 8-K contains certain “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.
Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed under “Item 1A. Risk Factors,” in our 2014 Form 10-K filed with the SEC and “Management's Discussion and Analysis of Financial Condition and Results of Operations“ and elsewhere in this Form 8-K. All forward-looking information in this Form 8-K and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our limited operating history as a separate public partnership;

•	changes in general economic conditions;

•	our ability to have sufficient cash from operations to enable us to pay the minimum quarterly distribution;

•	competitive conditions in our industry;

•	actions taken by our customers and competitors;

•	the supply of, and demand for, crude oil, refined products and logistics services;

•	our ability to successfully implement our business plan;

•	our dependence on PBF Energy for all of our revenues and, therefore, we are subject to the business risks of PBF Energy;

•	all of our revenue is generated at two of PBF Energy’s facilities, and any adverse development at either facility could have a material adverse effect on us;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	operating hazards and other risks incidental to handling crude oil;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	changes in the availability and cost of capital;

•	the effects of existing and future laws and governmental regulations;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	the timing and extent of changes in commodity prices and demand for PBF Energy’s refined products;

•	the suspension, reduction or termination of PBF Energy’s obligations under our commercial agreements;

•	disruptions due to equipment interruption or failure at our facilities, PBF Energy’s facilities or third-party facilities on which our business is dependent;

•	incremental costs as a stand-alone public company;

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our general partner and its affiliates, including PBF Energy, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders;

•	our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty;

•	holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors;

•	our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity level taxation by individual states;

•	changes at any time (including on a retroactive basis) in the tax treatment of publicly traded partnerships or an investment in our common units;

•	our unitholders will be required to pay taxes on their share of our taxable income even if they do not receive any cash distributions from us;

•	the effects of future litigation; and

•	other factors discussed elsewhere in the initial Form 10-K filed with the SEC and this Form 8-K.
We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this Form 8-K may not in fact occur. Accordingly, investors should not place undue reliance on those statements.
Our forward-looking statements speak only as of the date of this Form 8-K or as of the date which they are made. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

Overview
PBFX is a fee-based, growth-oriented, Delaware master limited partnership formed in February 2013 by subsidiaries of PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. On May 14, 2014, PBFX completed the Offering of 15,812,500 common units (including 2,062,500 common units issued pursuant to the exercise of the underwriters' over-allotment option). PBF Logistics GP is our general partner and is wholly-owned by PBF LLC. PBF Energy is the sole managing member of PBF LLC and as of December 31, 2014 owned 89.9% of the total economic interest in PBF LLC. Upon completion of the Offering, PBF LLC held a 50.2% limited partner interest in PBFX and owns all of PBFX’s IDRs, with the remaining 49.8% limited partner interest held by public unitholders.
The Partnership includes the assets, liabilities and results of operations of certain crude oil and refined product terminaling and storage assets, previously operated and owned by PBF Holding Company LLC's ("PBF Holding") subsidiaries, Delaware Refining Company LLC ("DCR") and Toledo Refining Company LLC ("TRC"), which were acquired in a series of transactions.

In connection with the Offering, pursuant to a contribution agreement and conveyance agreement, PBF LLC contributed a light crude oil rail unloading terminal at the Delaware City refinery that can also service the Paulsboro refinery (which we refer to as the “DCR Rail Terminal”) and a crude oil truck unloading terminal at the Toledo refinery (which we refer to as the “Toledo Truck Terminal”). The DCR Rail Terminal and Toledo Truck Terminal are collectively referred to as the "IPO assets". Prior to completion of the Offering, the assets, liabilities and results of operations of the aforementioned assets related to our Predecessor.
On September 16, 2014, the Partnership entered into the Contribution Agreement II with PBF LLC to acquire the Delaware City West Heavy Unloading Rack ("DCR West Rack"), a heavy crude oil unloading facility at the Delaware City refinery with total throughput capacity of at least 40,000 bpd. The transaction closed on September 30, 2014. On December 2, 2014, the Partnership entered into the Contribution Agreement III with PBF LLC to acquire a tank farm and related facilities located at PBF Energy's Toledo Refinery, including a propane storage and loading facility (the "Toledo Storage Facility"). The transaction closed on December 11, 2014.

Effective May 14, 2015, the Partnership entered into a transaction (the "Delaware City Products Pipeline and Truck Rack Acquisition") with PBF LLC pursuant to which PBFX acquired from PBF LLC all of the issued and outstanding limited liability company interests of Delaware Pipeline Company LLC (“DPC”), whose asset consists of a 23.4 mile, 16-inch interstate petroleum products pipeline with capacity in excess of 125,000 bpd ("Delaware City Products Pipeline") and Delaware City Logistics Company LLC (“DCLC”), whose asset consists of a 15-lane, 76,000 bpd capacity truck loading rack utilized to distribute gasoline and distillates ("Delaware City Truck Rack"). The Delaware City Products Pipeline and Delaware City Truck Rack are collectively referred to as the “Delaware City Products Pipeline and Truck Rack”. The Delaware City Products Pipeline and Truck Rack Acquisition closed on May 15, 2015 (the "Delaware City Products Pipeline and Truck Rack Effective Date").

The transactions entered into after the Offering are collectively referred to as “Acquisitions from PBF.” Subsequent to the Acquisitions from PBF, the DCR Rail Terminal, Toledo Truck Terminal, DCR West Rack, Toledo Storage Facility, Delaware Products Pipeline and Truck Rack are collectively referred to as the “Contributed Assets.”
The financial results presented and related discussion and analysis include the consolidated financial position, results of operations and cash flow information of our Predecessor.
Our Predecessor did not historically operate their assets for the purpose of generating revenues independent of other PBF Energy businesses that we support. Upon closing of the Offering and the Acquisitions from PBF, we entered into fee based commercial and service agreements with subsidiaries of PBF Energy under which we operate the Contributed Assets for the purpose of generating fee based revenues. We receive, handle and transfer crude oil from sources located throughout the United States and Canada and store crude oil, refined products, and intermediates for PBF Energy in support of its three refineries located in Toledo, Ohio, Delaware City, Delaware and Paulsboro, New Jersey. The Contributed Assets consist of the DCR Rail Terminal, the Toledo Truck Terminal, the DCR West Rack, the Toledo Storage Facility and the Delaware City Products Pipeline and Truck Rack, which are integral components of the crude oil delivery and storage operations at all three of PBF Energy’s refineries.
Business Strategies
We continue to focus on the following strategic areas:

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Generate Stable, Fee-Based Cash Flow. We intend to generate stable revenues by providing traditional logistics services to PBF Energy and third-parties pursuant to long-term, fee-based contracts. In any new service contracts we may enter into, we will endeavor to negotiate minimum volume commitments similar to those included under our current commercial agreements with PBF Energy.

•
Grow Through Acquisitions. We plan to pursue strategic acquisitions of assets from PBF Energy as well as third parties. We believe PBF Energy will offer us opportunities to purchase additional transportation and midstream assets that it may acquire or develop in the future or that it currently owns. We also may have opportunities to pursue the acquisition or development of additional assets jointly with PBF Energy.

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Seek to Optimize Our Existing Assets and Pursue Third-Party Volumes. We intend to enhance the profitability of our existing assets by increasing throughput volumes from PBF Energy, attracting third-party volumes, improving operating efficiencies and managing costs.

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Maintain Safe, Reliable and Efficient Operations. We are committed to maintaining and improving the safety, reliability, environmental compliance and efficiency of our operations. We seek to improve operating performance through our commitment to our preventive maintenance program and to employee training and development programs. We will continue to emphasize safety in all aspects of our operations.

Commercial Agreements with PBF Holding
PBFX currently derives all of its revenue from long-term, fee-based agreements with PBF Holding, supported by fee escalations for inflation adjustments and certain increases in operating costs. PBFX believes the terms and conditions under these agreements, as well as the omnibus and services agreements with PBF Holding described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.
2014 Commercial Agreements
Delaware City Rail Terminaling Services Agreement
In connection with the Offering, PBFX entered into a rail terminaling services agreement with PBF Holding (the “DCR Terminaling Agreement”) under which it provides terminaling services at the DCR Rail Terminal. Under the DCR Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes of crude oil of at least 75,000 bpd through September 30, 2014 and of at least 85,000 bpd for each quarter thereafter (in each case, calculated on a quarterly average basis) for a terminaling service fee of $2.00 per barrel, which will decrease to $0.50 per barrel for volumes that exceed the minimum throughput commitment. PBFX also receives fees from PBF Holding for providing related ancillary services at the terminal that are specified in the DCR Terminaling Agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) an adjustment by the amount of any increases in operating costs that increases greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the DCR Terminaling Agreement. As a result of the fee adjustment, on January 1, 2015 the terminaling service fee was increased to $2.032 per barrel and $0.508 per barrel for volumes that exceed the minimum throughput commitment.
Toledo Truck Unloading & Terminaling Services Agreement
In connection with the Offering, PBFX entered into a truck unloading and terminaling services agreement with PBF Holding (the “Toledo Terminaling Agreement”) under which it provides terminaling services at the Toledo Truck Terminal. Under the Toledo Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes of crude oil of at least 5,500 bpd (calculated on a quarterly average basis) for a terminaling service fee of $1.00 per barrel. The Toledo Terminaling Agreement was amended and restated effective as of June 1, 2014, to among other things, increase the minimum throughput volume commitment from 4,000 bpd to 5,500 bpd beginning August 1, 2014. PBFX also receives fees from PBF Holding for providing related ancillary services at the terminal which are specified in the Toledo Terminaling Agreement. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2015, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) an adjustment by the amount of any increases in operating costs that increases greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the Toledo Terminaling Agreement. As a result of the fee adjustment, on January 1, 2015 the terminaling service fee was increased to $1.016 per barrel.

Delaware West Ladder Rack Terminaling Services Agreement
On October 1, 2014, PBF Holding and PBFX entered into a terminaling services agreement (the “West Ladder Rack Terminaling Agreement”) under which the Partnership, through Delaware Terminaling, provides rail terminaling services to PBF Holding at the DCR West Rack. The initial term of the West Ladder Rack Terminaling Agreement is approximately seven years after which PBF Holding has the option to extend the agreement for two additional five year periods. Under the West Ladder Rack Terminaling Agreement, PBF Holding is obligated to throughput aggregate volumes on the DCR West Rack as follows:
The minimum throughput commitment is at least 40,000 bpd for a fee equal to $2.20 per barrel for all volumes of crude oil throughput up to the minimum throughput commitment and $1.50 per barrel for all volumes of crude oil throughput in excess of the minimum throughput commitment, in any contract quarter. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, beginning on January 1, 2016, by the amount of any change in the Producer Price Index, provided that the fee may not be adjusted below the initial amount and (ii) an adjustment by the amount of any increases in operating costs that increases greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the West Ladder Rack Terminaling Agreement.
Toledo Storage Facility Storage and Terminaling Services Agreement
On December 12, 2014, PBF Holding and Toledo Terminaling entered into a ten-year storage lease and terminaling services agreement (the “Toledo Storage Facility Storage and Terminaling Agreement”) under which the Partnership, through Toledo Terminaling, provides a storage lease and terminaling services to PBF Holding. The Toledo Storage Facility Storage and Terminaling Agreement can be extended by PBF Holding for two additional five-year periods. Under the Toledo Storage Facility Storage and Terminaling Agreement, the Partnership provides PBF Holding with a storage lease and throughput services in return for storage and throughput fees.
The storage lease requires the Partnership to accept, redeliver and store all products tendered by PBF Holding in the tanks and load products at the storage facility on behalf of PBF Holding up to the effective operating capacity of each tank, the loading capacity of the products rack and the overall capacity of the Toledo Storage Facility Assets. PBF Holding pays a lease fee of $0.50 per barrel of shell capacity dedicated to PBF Holding under the Toledo Storage Facility Storage and Terminaling Agreement.The minimum throughput commitment for the propane storage and loading facility will be at least 4,400 bpd for a fee equal to $2.52 per barrel of product loaded up to the minimum throughput commitment and in excess of the minimum throughput commitment. If PBF Holding does not throughput the aggregate amounts equal to the minimum throughput commitment described above, PBF Holding will be required to pay a shortfall payment equal to the shortfall volume multiplied by the fee of $2.52 per barrel.
The Partnership is required to maintain the Toledo Storage Facility in a condition and with a capacity sufficient to store and handle a volume of PBF Holding's products at least equal to the current operating capacity for the storage facility as a whole subject to interruptions for routine repairs and maintenance and force majeure events. Failure to meet such obligations may result in a reduction of fees payable under the Toledo Storage Facility Storage and Terminaling Agreement.

2015 Commercial Agreements

Delaware Pipeline Services Agreement

On May 15, 2015, PBF Holding and Delaware Pipeline Company LLC entered into a ten-year pipeline services agreement (the “Delaware Pipeline Services Agreement”) under which the Partnership provides pipeline services to PBF Holding. The initial term of the Delaware Pipeline Services Agreement is approximately ten years after which PBF Holding has the option to extend the agreement for two additional five year periods. Under the Delaware Pipeline Services Agreement, PBF Holding is obligated to throughput aggregate volumes on the Delaware Products Pipeline as follows:

The minimum throughput commitment is at least 50,000 bpd for a fee equal to $0.5266 per barrel for all volumes of product received on the Pipeline equal to at least the minimum throughput commitment, in any contract quarter. The pipeline service fee is subject to (i) increase or decrease on July 1 of each year, by the amount of any change in any inflationary index promulgated by the Federal Energy Regulatory Commission ("FERC") in accordance with FERC's indexing methodology or ii) in the event that FERC terminates its indexing methodology during the Term of the Agreement, by a percentage equal to the change in the CPI-U (All Urban Consumers).

Delaware City Truck Loading Services Agreement

On May 15, 2015, PBF Holding and Delaware City Logistics Company LLC entered into a ten-year terminaling services agreement (the “Delaware City Truck Loading Services Agreement”) under which the Partnership provides terminaling services to PBF Holding. The initial term of the Delaware City Truck Loading Services Agreement is approximately ten years after which PBF Holding has the option to extend the agreement for two additional five year periods. Under the Delaware City Truck Loading Services Agreement, PBF Holding is obligated to throughput aggregate volumes on the Delaware City Truck Rack as follows:
The minimum throughput commitment is i) at least 30,000 bpd of gasoline, diesel and heating oil for a fee equal to $0.462 per barrel; and ii) at least 5,000 bpd of propane and propylene for a fee equal to $2.52 for all volumes of product loaded into trucks at the Terminal equal to at least the minimum throughput commitment, in any contract quarter. The terminaling service fee is subject to (i) increase or decrease on January 1 of each year, commencing on January 1, 2016, by the amount of any change in the Producer Price Index provided that the fee may not be adjusted below the initial amount and ii) an adjustment by the amount of any increases in operating costs that increases greater than the Producer Price Index reasonably incurred by PBFX in connection with providing the services and ancillary services under the Delaware City Truck Loading Services Agreement.

Other Agreements with PBF

Omnibus Agreement
PBFX entered into an Omnibus Agreement (“Omnibus Agreement”) with PBF GP, PBF LLC and PBF Holding at the closing of the Offering for the provision of executive management services and support for accounting and finance, legal, human resources, information technology, environmental, health and safety, and other administrative functions.
The Omnibus Agreement addresses the following matters:

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the Partnership’s obligation to pay PBF LLC an administrative fee, in the amount of $2,350 per year, for the provision by PBF LLC of centralized corporate services (which fee is in addition to certain expenses of PBF GP and its affiliates that are reimbursed under the partnership agreement);

•	the Partnership’s obligation to reimburse PBF LLC for the salaries and benefits costs of employees who devote more than 50% of their time to PBFX;

•	the Partnership’s agreement to reimburse PBF LLC for all other direct or allocated costs and expenses incurred by PBF LLC on the Partnership’s behalf;

•	PBF LLC’s agreement not to compete with the Partnership under certain circumstances, subject to certain exceptions;

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the Partnership’s right of first offer for ten years to acquire certain logistics assets retained by PBF Energy following the Offering, including certain logistics assets that PBF LLC or its subsidiaries may construct or acquire in the future, subject to certain exceptions;

•	a license to use the PBF Logistics trademark and name; and

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PBF Holding’s agreement to reimburse the Partnership for certain expenditures up to $20,000 per event (net of any insurance recoveries) related to the Contributed Assets for a period of five years after the closing of the Offering, and PBFX's agreement to bear the costs associated with the expansion of the DCR Rail Terminal crude unloading capability.

On September 30, 2014, the Omnibus Agreement was amended and restated in connection with the DCR West Rack Acquisition (the “A&R Omnibus Agreement”). The annual fee payable under the A&R Omnibus Agreement increased from $2,300 to $2,525. On December 12, 2014, the A&R Omnibus Agreement was amended and restated in connection with the Toledo Storage Facility Acquisition (the “Second A&R Omnibus Agreement”). The Second A&R Omnibus Agreement clarifies the reimbursements to be made by the Partnership to PBF LLC and from PBF LLC to the Partnership. The Second A&R Omnibus Agreement incorporates the Toledo Storage Facility Assets into its provisions and increased the annual administrative fee to be paid by the Partnership to PBF Energy from $2,525 to $2,700. On May 15, 2015, the Omnibus Agreement was amended and restated in connection with the Delaware City Products Pipeline and Truck Rack Acquisition (the “Third A&R Omnibus Agreement”) resulting in a decrease in the annual administrative fee from $2,700 to $2,350.
Prior to the closing of the Offering and the Acquisitions from PBF, PBF Energy allocated to the Predecessor the estimated cost of providing executive and administrative services based on an estimate of the time devoted by PBF Holding employees to provide such services to the Predecessor. General and administrative expenses in the consolidated statement of operations include aggregate payments and reimbursements paid to PBF Holding and PBF LLC under the omnibus agreements for periods after the closing of the Offering and the Acquisitions from PBF and amounts allocated to the Predecessor by PBF Holding prior to the closing of the Offering of $3,600, $1,573 and $751 for the years ended December 31, 2014, 2013 and 2012, respectively.
PBFX believes the amounts allocated to it are a reasonable reflection of the utilization of the services provided. However, these allocations may not fully reflect the expenses that would have been incurred if PBFX had been a stand-alone company during the periods presented.

Services Agreement
In connection with the Offering, PBFX entered into an Operation and Management Services and Secondment Agreement (the “Services Agreement”) with PBF Holding and certain of its subsidiaries, pursuant to which PBF Holding and its subsidiaries provides PBFX with the personnel necessary for the Partnership to perform its obligations under its commercial agreements. PBFX reimburses PBF Holding for the use of such employees and the provision of certain infrastructure-related services to the extent applicable to its operations, including storm water discharge and waste water treatment, steam, potable water, access to certain roads and grounds, sanitary sewer access, electrical power, emergency response, filter press, fuel gas, API solids treatment, fire water and compressed air. PBFX paid an annual fee of $490 to PBF Holding for the provision of such services pursuant to the Services Agreement. The Services Agreement will terminate upon the termination of the Omnibus Agreement, provided that the Partnership may terminate any service on 30 days’ notice.
On September 30, 2014, the Services Agreement was amended and restated in connection with the DCR West Rack Acquisition (the “A&R Services Agreement”). The annual fee payable under the A&R Services Agreement increased from $490 to $797. On December 12, 2014, the A&R Services Agreement was amended and restated for the Toledo Storage Facility Acquisition (the “Second A&R Services Agreement”). The annual fee payable under the Second A&R Services Agreement increased from $797 to $4,400. On May 15, 2015, the Second A&R Services Agreement was amended and restated in connection with the Delaware City Pipeline and Truck Rack Acquisition (the "Third A&R Services Agreement") resulting in an increase in the annual fee payable from $4,400 to $4,486. All fees to be paid pursuant to the Third A&R Services Agreement are indexed for inflation.
Prior to the closing of the Offering and the Acquisitions from PBF, PBF Energy allocated to the Predecessor the estimated cost of providing operation and management services based on an estimate of the time devoted by PBF Holding employees to provide such services to the Predecessor. Operating and maintenance expenses in the condensed consolidated statement of operations include aggregate payments and reimbursements paid to PBF Holding and PBF LLC under the services agreements for periods after the closing of the Offering and amounts allocated to the Predecessor by PBF Holding prior to the closing of the Offering and the Acquisitions from PBF of $2,298, $1,709 and $1,542 for the years ended December 31, 2014, 2013 and 2012, respectively.

PBFX believes the amounts allocated to it are a reasonable reflection of the utilization of the services provided. However, these allocations may not fully reflect the expenses that would have been incurred if PBFX had been a stand-alone company during the periods presented.
How We Evaluate Our Operations
Our management uses a variety of financial and operating metrics to analyze our segment performance. These metrics are significant factors in assessing our operating results and profitability and include but are not limited to volumes, including terminal and storage volumes; operating and maintenance expenses; and EBITDA and distributable cash flow. We define EBITDA and distributable cash flow below.
Volumes. The amount of revenue we generate primarily depends on the volumes of crude oil that is throughputted at our terminaling operations and operable shell capacity at our storage facility. The throughput volumes are primarily affected by the supply of and demand for crude oil and refined products in the markets served directly or indirectly by our assets. Shell capacity is mainly impacted by scheduled and unplanned maintenance at our Toledo Storage Facility. Although PBF Energy has committed to minimum volumes under certain commercial agreements described above, our results of operations will be impacted by:

•	PBF Energy’s utilization of our assets in excess of its minimum volume commitments;

•	our ability to identify and execute accretive acquisitions and organic expansion projects, and capture PBF Energy’s incremental volumes or third-party volumes; and

•	our ability to increase throughput volumes at our facilities and provide additional ancillary services at those terminals.
Operating and Maintenance Expenses. Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses, outside contractor expenses, utility costs, insurance premiums, repairs and maintenance expenses and related property taxes. These expenses generally remain relatively stable across broad ranges of throughput volumes and shell capacity but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of these expenses. We will continue to manage our maintenance expenditures on our terminals and tank farm by scheduling maintenance overtime to avoid significant variability in our maintenance expenditures and to minimize their impact on our cash flow.
EBITDA and Distributable Cash Flow. We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. We define distributable cash flow as EBITDA plus non-cash unit-based compensation expense, less net cash paid for interest, maintenance capital expenditures and income taxes, to analyze our performance. Distributable cash flow does not reflect changes in working capital balances. Distributable cash flow and EBITDA are not presentations made in accordance with GAAP.
EBITDA and distributable cash flow are not measures prescribed by GAAP (“non-GAAP”) but are supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance and provides investors with an enhanced perspective of the operating performance of our assets and the cash our business is generating. EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. EBITDA is reconciled to net income (loss) in “Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations.” As our Predecessor did not have distributable cash flows, a reconciliation to its most directly comparable GAAP financial measure has not been provided.

Factors Affecting the Comparability of Our Financial Results
Our future results of operations may not be comparable to our historical results of operations for the reasons described below:
Revenues. There are differences in the way our Predecessor historically reported revenues for services provided to PBF Energy and the way we record revenues subsequent to the closing of the Offering and effective date of the Acquisitions from PBF. Our assets have historically been a part of the integrated operations of PBF Energy, and the operation of our assets, did not generate third-party or inter-entity revenue, with the exception of the Delaware City Products Pipeline. Prior to August 2013, Delaware Pipeline Company LLC (“DPC”) had a contract with Morgan Stanley Capital Group ("MSCG") which generated revenue by charging fees for transporting refined products. On completion of this contract inter-entity revenue from DCR was recognized.
Following the closing of the Offering and the Acquisitions from PBF, revenues are generated from the commercial agreements that we entered into with PBF Holding under which we receive revenues for logistics services. These contracts contain minimum volume commitments, shell capacity commitments and fees that are indexed for inflation. We expect to generate incremental revenue from volumes in excess of minimum volume committed under our commercial agreements with PBF Holding and its subsidiaries.
General and Administrative Expenses. Historically, our general and administrative expenses included direct monthly charges for the management and operation of our logistics assets and certain expenses allocated by PBF Energy for general corporate services, such as treasury, accounting and legal services. These expenses were allocated to us based on the nature of the expenses and our proportionate share of employee time and headcount. Following the closing of the Offering and the Acquisitions from PBF, PBF Energy charges us an annual fee of $2.35 million for the provision of various centralized administrative services. Additionally, we reimburse our general partner and its affiliates, including subsidiaries of PBF Energy, for the salaries and benefits costs of employees who devote more than 50% of their time to us, which we currently estimate will be approximately $2.5 million annually. We also expect to incur $4.5 million of incremental annual general and administrative expense as a result of being a publicly traded partnership. For more information about such fees and services, please read “Item 1. Business - Agreements with PBF Energy - Omnibus Agreement” in our 2014 Form 10-K.
Financing. We have made, and intend to make, cash distributions to our unitholders at a minimum distribution rate of $0.30 per unit per quarter ($1.20 per unit on an annualized basis). As a result, we expect to fund future capital expenditures primarily from the sale of U.S. Treasury or other investment grade securities used as collateral to secure obligations under our Term Loan, external sources including borrowings under our Revolving Credit Facility, and issuances of equity and debt securities. In connection with the closing of the Offering, we entered into the Revolving Credit Facility and the Term Loan. In connection with the Acquisitions from PBF and additional capital spending, we amended and restated the terms of our Revolving Credit Facility to increase the maximum availability under the facility from $275.0 million to $325.0 million. At December 31, 2014, we had $275.1 million outstanding under the Revolving Credit Facility and $234.9 million outstanding under the Term Loan. On May 12, 2015, the Partnership and its wholly-owned subsidiary PBF Logistics Finance Corporation, closed on $350.0 million aggregate principal amount of 6.875% Senior Notes due 2023 (the “Notes Offering”). We received net proceeds from the Notes Offering of approximately $343.0 million, after deducting the initial purchasers’ discount and estimated offering expenses. We used the net proceeds to pay $88.0 million of the cash consideration payable by us in the Delaware City Products Pipeline and Truck Rack Acquisition and to repay $255.0 million of the outstanding indebtedness under the Revolving Credit Facility. We also used $20.1 million of cash on hand to pay down the Revolving Credit Facility prior to the completion of the Delaware City Products Pipeline and Truck Rack Acquisition. In addition, in connection with the Delaware City Products Pipeline and Truck Rack Acquisition, we reborrowed $24.5 million under the Revolving Credit Facility to pay the remaining portion of the cash consideration and related transaction costs.

Other Factors That Will Significantly Affect Our Results
Supply and Demand for Crude Oil and Refined Products. We generate revenue by charging fees for receiving and handling, processing, transferring and storing crude oil and refined products. All of our revenues are derived from fee-based commercial agreements with subsidiaries of PBF Energy with initial terms of seven to ten years, which enhances the stability of our cash flows. The volume of crude oil and refined products that are throughputted depends substantially on PBF Energy’s refining margins. Refining margins are dependent mostly upon the price of crude oil or other refinery feedstocks and the price of refined products.
Factors driving the prices of petroleum based commodities include supply and demand for crude oil, gasoline and other refined products. Supply and demand for these products depend on numerous factors outside of our control, including changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, logistics constraints, availability of imports, marketing of competitive fuels, crude oil price differentials and government regulation. Please read “Item 1A. Risk Factors” in our 2014 Form 10-K.
Acquisition Opportunities. We may acquire additional logistics assets from PBF Energy or third parties. Under the Third A&R Omnibus Agreement, subject to certain exceptions, we have a right of first offer on certain logistics assets retained by PBF Energy to the extent PBF Energy decides to sell, transfer or otherwise dispose of any of those assets. We also have a right of first offer to acquire additional logistics assets that PBF Energy may construct or acquire in the future. Our commercial agreements provide us with options to purchase certain assets at PBF Energy’s Delaware City and Toledo refineries related to our business in the event PBF Energy permanently shuts down either the Delaware City refinery or the Toledo refinery. In addition, our commercial agreements provide us with the right to use certain assets at PBF Energy’s Delaware City or Toledo refineries in the event of a temporary shutdown. In addition, we may pursue strategic asset acquisitions from third parties to the extent such acquisitions complement our or PBF Energy’s existing asset base or provide attractive potential returns. We believe that we are well-positioned to acquire logistics assets from PBF Energy and third parties should such opportunities arise, and identifying and executing acquisitions is a key part of our strategy. However, if we do not make acquisitions on economically acceptable terms, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash available for distribution. These acquisitions could also affect the comparability of our results from period to period. We expect to fund future growth capital expenditures primarily from a combination of cash-on-hand, borrowings under our Revolving Credit Facility and the issuance of additional equity or debt securities. To the extent we issue additional units to fund future acquisitions or expansion capital expenditures, the payments of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level.
Third-Party Business. As of December 31, 2014, PBF Holding accounts for all of our revenues. We are examining further diversification of our customer base by potentially developing third-party throughput volumes at our existing assets and expanding our asset portfolio to service third-party customers. Unless we are successful in attracting third-party customers, our ability to increase volumes will be dependent on PBF Holding, which has no obligation under our commercial agreements to supply our facilities with additional volumes in excess of its minimum volume commitments. If we are unable to increase throughput volumes, future growth may be limited.

Results of Operations
A discussion and analysis of the factors contributing to our results of operations is presented below. The accompanying combined financial statements for the period prior to May 14, 2014, represent our Predecessor's results of operations, while the consolidated financial statements for the period subsequent to May 14, 2014, represent the results of operations for the Partnership and the Acquisitions from PBF prior to the effective date of each transaction. The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.
Combined Overview. The following tables and discussion are a summary of our results of operations for the years ended December 31, 2014, 2013 and 2012 including a reconciliation of EBITDA to net income (loss) and net cash provided by (used in) operating activities and distributable cash flow to net income:

	Year ended December 31,
	2014 (a)	2013	2012
		Predecessor	Predecessor
	(In thousands)

Revenue:
Affiliate	$59,403	$5,073	$—
Third-party	—	3,440	7,300
Total Revenues	59,403	8,513	7,300

Operating costs and expenses:
Operating and maintenance expenses	26,215	17,405	10,791
General and administrative expenses	8,201	2,452	1,300
Depreciation and amortization	4,473	3,071	1,624
Total costs and expenses	38,889	22,928	13,715
Income (loss) from operations	20,514	(14,415)	(6,415)
Other income (expense):
Interest expense, net	(2,307)	13	—
Amortization of loan fees	(365)	—	—
Net income (loss)	17,842	(14,402)	(6,415)
Less: Net loss attributable to Predecessor	(12,122)
Limited partners' interest in net income attributable to the Partnership	$29,964

Other Data:
EBITDA	$24,987	$(11,344)	$(4,791)
Distributable cash flow	32,806	N/A	N/A
Capital expenditures	47,805	47,192	24,712
____________

(a)
The information presented includes the results of operations of our Predecessor for periods presented through May 13, 2014 and of PBFX for the period beginning May 14, 2014, the date PBFX commenced operations. The information also includes the results of operations of the DCR West Rack, the Toledo Storage Facility and the Delaware City Products Pipeline and Truck Rack for periods presented through the effective date of each acquisition. PBFX includes the DCR West Rack and the Toledo Storage Facility for the period subsequent to the acquisitions.

Reconciliation of Non-GAAP Financial Measures. As described in “Management's Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations,” our management uses EBITDA and distributable cash flow to analyze our performance. The following table presents a reconciliation of net income (loss) to EBITDA and distributable cash flow, the most directly comparable GAAP financial measure on a historical basis, for the periods indicated.

	Year ended December 31,
	2014	2013	2012
		Predecessor	Predecessor
	(In thousands)

Net income (loss)	$17,842	$(14,402)	$(6,415)
Interest expense, net	2,307	(13)	—
Amortization of loan fees	365	—	—
Depreciation and amortization	4,473	3,071	1,624
EBITDA	24,987	(11,344)	(4,791)
Less: Predecessor EBITDA loss	(9,040)
EBITDA attributable to PBFX	34,027
Add: Non-cash unit-based compensation expense	1,086
Less: Interest expense, net	(2,307)
Less: Maintenance capital expenditures	—
Distributable cash flow	$32,806
The following table presents a reconciliation of net cash provided by (used in) operating activities to EBITDA and distributable cash flow, for the periods indicated.

	Year ended December 31,
	2014	2013	2012
		Predecessor	Predecessor
	(In thousands)

Net cash provided by (used in) operating activities:	$12,887	$(10,697)	$(4,396)
Change in current assets and liabilities	10,879	(634)	(395)
Interest expense, net	2,307	(13)	—
Non-cash unit-based compensation expense	(1,086)	—	—
EBITDA	24,987	(11,344)	(4,791)
Less: Predecessor EBITDA loss	(9,040)
EBITDA attributable to PBFX	34,027
Add: Non-cash unit-based compensation expense	1,086
Less: Interest expense, net	(2,307)
Less: Maintenance capital expenditures	—
Distributable cash flow	$32,806

The following table is a summary of our results of operations for the year ended December 31, 2014, disaggregated to present the results of operations of the Partnership and our Predecessor:

	Year Ended December 31, 2014
	PBF Logistics LP	Predecessor	Consolidated Results
	(In thousands)

Revenue:
Affiliate	$49,830	$9,573	$59,403
Third-party	—	—	—
Total Revenues	49,830	9,573	59,403

Operating costs and expenses:
Operating and maintenance expenses	9,418	16,797	26,215
General and administrative expenses	6,385	1,816	8,201
Depreciation and amortization	1,386	3,087	4,473
Total costs and expenses	17,189	21,700	38,889
Income (loss) from operations	32,641	(12,127)	20,514
Other income (expense):
Interest expense, net	(2,312)	5	(2,307)
Amortization of loan fees	(365)	—	(365)
Net income (loss)	$29,964	$(12,122)	$17,842

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$29,964	$(12,122)	$17,842
Interest expense, net	2,312	(5)	2,307
Amortization of loan fees	365	—	365
Depreciation and amortization	1,386	3,087	4,473
EBITDA	34,027	(9,040)	24,987
Less: Predecessor EBITDA loss	—	(9,040)	(9,040)
EBITDA attributable to limited partners	34,027	—	34,027
Add: Non-cash unit-based compensation expense	1,086	—	1,086
Less: Interest expense, net	(2,312)	5	(2,307)
Less: Maintenance capital expenditures	—	—	—
Distributable cash flow	$32,801	$5	$32,806

Reconciliation of distributable cash flow to net income (loss):
Net cash provided by (used in) operating activities:	$25,118	$(12,231)	$12,887
Change in current assets and liabilities	7,683	3,196	10,879
Interest expense, net	2,312	(5)	2,307
Non-cash unit-based compensation expense	(1,086)	—	(1,086)
EBITDA	34,027	(9,040)	24,987
Less: Predecessor EBITDA loss	—	(9,040)	(9,040)
EBITDA attributable to PBFX	34,027	—	34,027
Add: Non-cash unit-based compensation expense	1,086	—	1,086
Less: Interest expense, net	(2,312)	5	(2,307)
Less: Maintenance capital expenditures	—	—	—
Distributable cash flow	$32,801	$5	$32,806

Summary. Our net income for the year ended December 31, 2014 increased $32.2 million to $17.8 million from a net loss of $14.4 million for the year ended December 31, 2013. The increase in net income was primarily due to the following:

•	an increase in revenues of $50.9 million to $59.4 million attributable to the effect of the new commercial agreements with PBF Energy;

•	partially offset by the following:

◦	an increase in operating and maintenance expenses of $8.8 million, or 50.6%, mainly related to higher repairs and maintenance and contract labor expenses;

◦
an increase in general and administrative expenses of $5.7 million, or 234.5%, as a result of increased cost allocations of certain direct employee costs, additional expenses related to being a publicly traded partnership and expenses associated with PBFX unit-based compensation;

◦
an increase in depreciation and amortization expenses of $1.4 million, or 45.7%, related to the new assets, including the new crude storage tank at the Toledo Storage Facility, which were placed in service in 2014;

◦
an increase in interest expense, net and other financing costs of $2.3 million which was attributable to the interest costs associated with the Term Loan and Revolving Credit Facility, partially offset by interest income associated with our marketable securities; and

◦	an increase in amortization of loan fees of $0.4 million due to the amortization of capitalized debt issuance costs associated with the Term Loan and Revolving Credit Facility.

Our net loss for the year ended December 31, 2013 increased $8.0 million, or 124.5%, to $14.4 million from a net loss of $6.4 million for the year ended December 31, 2012. The increase in net loss was primarily due to the following:

•	an increase in revenue generated at the Delaware Products Pipeline of $1.2 million, or 16.6%;

•	offset by:

◦
an increase in operating and maintenance expenses of $6.6 million, or 61.3%, attributable to operating costs associated with the DCR Rail Terminal which commenced operations in February 2013, as well as two additional LACT units being placed in service in May 2013;

◦	an increase in general and administrative expenses of $1.2 million, or 88.6%, attributable to corporate administrative costs associated with the DCR Rail Terminal and additional LACT units; and

◦	an increase in depreciation and amortization expenses of $1.4 million, or 89.1%, related to the new assets being placed in service in 2013.

Operating Segments
We review operating results in two reportable segments: (i) Transportation and Terminaling; and (ii) Storage. Decisions concerning the allocation of resources and assessment of operating performance are made based on this segmentation. Management measures the operating performance of each of its reportable segments based on the segment operating income. Segment operating income is defined as net sales less operating expenses and depreciation and amortization. General and administrative expenses not included in the Transportation and Terminaling; and Storage segments are included in Corporate. Segment reporting is more fully discussed in Note 12 to our accompanying consolidated financial statements included in this Form 8-K filed with the SEC on September 1, 2015.

Transportation and Terminaling Segment
The following table and discussion is an explanation of our results of operations of the Transportation and Terminaling segment for the years ended December 31, 2014, 2013 and 2012:

	Year ended December 31,
	2014 (a)	2013	2012
		Predecessor	Predecessor
	(In thousands)

Revenue:
Affiliate	$58,205	$5,073	$—
Third-party	—	3,440	7,300
Total Revenues	58,205	8,513	7,300

Operating costs and expenses:
Operating and maintenance expenses	18,856	10,761	4,442
Depreciation and amortization	2,694	1,739	680
Total costs and expenses	21,550	12,500	5,122
Transportation and Terminaling Segment Operating Income (Loss)	$36,655	$(3,987)	$2,178
____________

(a)
The information presented includes the results of operations of our Predecessor for periods presented through May 13, 2014 and of PBFX for the period beginning May 14, 2014, the date PBFX commenced operations. The information also includes the results of operations of the DCR West Rack, the Toledo Storage Facility and the Delaware City Products Pipeline and Truck Rack for periods presented through the effective date of each acquisition. PBFX includes the DCR West Rack and the Toledo Storage Facility for the period subsequent to the acquisitions.

	Year ended December 31,
	2014	2013	2012
		Predecessor	Predecessor
	(In thousands)
Key Operating Information:
Throughput (barrels per day ("bpd"))
Delaware City Rail Terminal	74.4	N/A	N/A
DCR West Rack	51.2	N/A	N/A
Toledo Truck Terminal	9.2	N/A	N/A
Toledo Propane Loading Facility	3.9	N/A	N/A
Delaware City Products Pipeline	51.3	48.5	44.7
Delaware City Truck Rack	N/A	N/A	N/A
Total throughput (barrels)
Delaware City Rail Terminal	17,265.8	N/A	N/A
DCR West Rack	4,708.9	N/A	N/A
Toledo Truck Terminal	2,131.0	N/A	N/A
Toledo Propane Loading Facility	78.4	N/A	N/A
Delaware City Products Pipeline	18,741.6	17,704.2	16,315.1
Delaware City Truck Rack	N/A	N/A	N/A
Total Throughput	42,925.7	17,704.2	16,315.1

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
The following discussion of results for the year ended December 31, 2014 compared to the year ended December 31, 2013 reflects the combined results of our Predecessor and PBFX. As such, the year ended December 31, 2013 includes the historical results of our Predecessor. The year ended December 31, 2014 includes the historical results of our Predecessor and of PBFX. The Partnership's future results of operations may not be comparable to our Predecessor's historical results of operations, as further discussed in “Factors Affecting Comparability of our Financial Results.”
Revenue.  Prior to the Offering and the Acquisitions from PBF, our assets were a part of the integrated operations of PBF Energy and the operation of our assets, did not generate third-party or inter-entity revenue, with the exception of the Delaware City Products Pipeline. Prior to August 2013, the Delaware City Products Pipeline had a contract with MSCG which generated revenue by charging fees for transporting refined products. On completion of this contract inter-entity revenue from DCR was recognized. Following the closing of the Offering and the Acquisitions from PBF, our revenues were generated from commercial agreements with PBF Energy. Revenues increased by approximately $49.7 million or 583.7% as a result of these new commercial agreements with PBF Energy.
Operating and Maintenance Expenses. Operating and maintenance expenses increased by approximately $8.1 million, or 75.2%, to approximately $18.9 million for the year ended December 31, 2014 compared to approximately $10.8 million for the year ended December 31, 2013. The increase in operating and maintenance expenses was primarily attributable to $5.2 million in outside services and $1.8 million in materials and operating supplies associated with the DCR West Rack assets which were placed in service in August 2014. In addition, the cost of operating the Delaware City Pipeline and Truck Rack increased by $0.4 million in 2014. The remaining increase was primarily attributable to increased insurance premiums of approximately $0.7 million. The expenses prior to the Offering and the Acquisitions from PBF were incurred by PBF Energy and were allocated to our

Predecessor based on the nature of the expenses and our proportionate share of PBF Holding's employee time and headcount. The allocation of employee costs was based on each employee's compensation plus associated employee benefits. Employee benefits include an allocation of PBF Holding's pension benefits and equity-based compensation.
Depreciation and Amortization. Depreciation and amortization expense increased by approximately $1.0 million, or 54.9%, to $2.7 million for the year ended December 31, 2014 compared to $1.7 million for the year ended December 31, 2013. The increase in depreciation and amortization expense was primarily attributable to $0.6 million of additional depreciation associated with the DCR West Rack assets which were placed in service in August 2014. The remaining increase in depreciation and amortization was due to the DCR Rail Terminal being in operation for the entire period in 2014, compared to only ten months of the corresponding period in 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
The following discussion of results for the year ended December 31, 2013 compared to the year ended December 31, 2012 reflects the combined results of our Predecessor. As such, the years ended December 31, 2013 and 2012 include the historical results of our Predecessor. The Partnership's future results of operations may not be comparable to our Predecessor's historical results of operations, as further discussed in “Factors Affecting Comparability of our Financial Results.”
Revenue. Revenue recorded by our Predecessors relates entirely to pipeline fees charged by DPC for transporting refined products through the Delaware City Products Pipeline. Revenues increased by approximately $1.2 million or 16.6%, to approximately $8.5 million for the year ended December 31, 2013 compared to approximately $7.3 million for the year ended December 31, 2012 due to increased throughput on the pipeline.
Operating and Maintenance Expenses. Operating and maintenance expenses increased by approximately  $6.3 million, or 142.3%, to approximately $10.8 million for the year ended December 31, 2013 compared to approximately $4.4 million for the year ended December 31, 2012. The increase in operating and maintenance expenses was primarily attributable to $5.4 million in outside services and $0.4 million in materials and operating supplies associated with the DCR Rail Terminal assets which were placed in service in February 2013. In addition, the outside services utilized to operate the Delaware City Products Pipeline and Truck Rack increased by $0.3 million in 2013 compared to the year ended December 31, 2012. The remaining increase in cost is associated with the additional LACT units which commenced operations in May 2013. The expenses prior to the Offering and the Acquisitions from PBF were incurred by PBF Energy and were allocated to our Predecessor based on the nature of the expenses and our allocation of PBF Holding's employee time and headcount. The allocation of employee costs was based on each employee's compensation plus associated employee benefits. Employee benefits include an allocation of PBF Holding's pension benefits and stock-based compensation.
Depreciation and Amortization. Depreciation and amortization expense increased by $1.0 million or 155.7%, to approximately $1.7 million for the year ended December 31, 2013 compared to approximately $0.7 million for the year ended December 31, 2012. The increase in depreciation and amortization expense was attributable to the DCR Rail Terminal assets being placed in service in February 2013. The remaining increase in depreciation and amortization was due to two additional LACT units commencing operations in May 2013.
Storage Segment
The following table and discussion is an explanation of our results of operations of the Storage segment for the years ended December 31, 2014, 2013 and 2012:

	Year ended December 31,
	2014 (a)	2013	2012
		Predecessor	Predecessor
	(In thousands)

Revenue:
Affiliate	$1,198	$—	$—
Third-party	—	—	—
Total revenues	1,198	—	—

Operating costs and expenses:
Operating and maintenance expenses	7,359	6,644	6,349
Depreciation and amortization	1,779	1,332	944
Total costs and expenses	9,138	7,976	7,293
Storage Segment Operating Income (Loss)	$(7,940)	$(7,976)	$(7,293)

VOLUMES
Storage capacity reserved (shell capacity barrels)	3,713,052	N/A	N/A
____________

(a)
The information presented includes the results of operations of the storage assets of the Toledo Storage Facility for periods presented through December 11, 2014 and of PBFX for the period beginning December 12, 2014, the date PBFX commenced operations of the Toledo Storage Facility. Prior to the acquisition of the Toledo Storage Facility revenues were not recorded for storage.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
The following discussion of results for the year ended December 31, 2014 compared to the year ended December 31, 2013 reflects the combined results of our Predecessor and PBFX. As such, the year ended December 31, 2013 includes the historical results of our Predecessor. The year ended December 31, 2014 includes the historical results of our Predecessor and of PBFX. The Partnership's future results of operations may not be comparable to our Predecessor's historical results of operations, as further discussed in “Factors Affecting Comparability of our Financial Results.”
Revenue. Prior to the Offering and the Acquisitions from PBF, our assets were a part of the integrated operations of PBF Energy, and our Predecessor generally recognized only the costs and did not record revenue associated with the storage services provided to PBF Energy on an intercompany basis. Following the closing of the Offering and the Acquisitions from PBF, our revenues were generated from commercial agreements with PBF Energy.
Operating and Maintenance Expenses. Operating and maintenance expenses increased by approximately $0.7 million, or 10.8%, to approximately $7.4 million for the year ended December 31, 2014 compared to approximately $6.6 million for the year ended December 31, 2013. The increase in operating and maintenance expenses was primarily attributable to $0.6 million in maintenance labor and materials associated with the new 0.5 million barrel crude storage tank which was placed into service in October 2014. The remaining increase was primarily attributable to increased insurance premiums of approximately $0.1 million. The expenses prior to the Offering and the Acquisitions from PBF were incurred by PBF Energy and were allocated to our Predecessor based on the nature of the expenses and our allocation of PBF Holding's employee time and headcount. The allocation of employee costs was based on each employee's compensation plus associated employee benefits. Employee benefits include our share of PBF Holding's pension benefits and stock-based compensation.
Depreciation and Amortization. Depreciation and amortization expense increased by approximately $0.4 million, or 33.6%, to approximately $1.8 million for the year ended December 31, 2014 compared to approximately $1.3 million for the year ended December 31, 2013. The increase in depreciation and amortization expense was primarily attributable to $0.3 million of additional depreciation associated with the new crude tank which was placed into service in October 2014.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
The following discussion of results for the year ended December 31, 2013 compared to the year ended December 31, 2012 reflects the combined results of our Predecessor. As such, the years ended December 31, 2013 and 2012 include the historical results of our Predecessor. The Partnership's future results of operations may not be comparable to our Predecessor's historical results of operations, as further discussed in “Factors Affecting Comparability of our Financial Results.”
Revenue. Prior to the Offering and the Acquisitions from PBF, our assets were a part of the integrated operations of PBF Energy, and our Predecessor generally recognized only the costs and did not record revenue associated with the storage services provided to PBF Energy on an intercompany basis.
Operating and Maintenance Expenses. Operating and maintenance expenses increased by approximately $0.3 million, or 4.6%, to approximately $6.6 million for the year ended December 31, 2013 compared to approximately $6.3 million for the year ended December 31, 2012. The increase in operating and maintenance expenses was primarily attributable to an increase of $0.3 million in tank maintenance expenses at the storage facility. The expenses prior to the Offering and the Acquisitions from PBF were incurred by PBF Energy and were allocated to our Predecessor based on the nature of the expenses and our allocation of PBF Holding's employee time and headcount. The allocation of employee costs was based on each employee's compensation plus associated employee benefits. Employee benefits include our allocation of PBF Holding's pension benefits and stock-based compensation.
Depreciation and Amortization. Depreciation and amortization expense increased by approximately  $0.4 million, or 41.1%, to approximately $1.3 million for the year ended December 31, 2013 compared to approximately $0.9 million for the year ended December 31, 2012. The increase in depreciation and amortization expense was primarily attributable to $0.3 million of additional depreciation associated with maintenance capital expenditures on tank farm assets during 2013.

Liquidity and Capital Resources
Historically, our sources of liquidity primarily consisted of funding from PBF Energy. Our cash receipts were deposited in PBF Energy’s bank accounts and all cash disbursements were made from these accounts. Thus, historically our Predecessor's financial statements have reflected no cash balances. Following the Offering, we have separate bank accounts, but PBF Energy provides treasury services on the general partner’s behalf under our Third A&R Omnibus Agreement. Following completion of the Offering and the Acquisitions from PBF, PBF Energy retained the working capital of our Predecessor, as these balances represented assets and liabilities related to our Predecessor's assets prior to the closing of the Offering and Acquisitions from PBF.
We received proceeds (after deducting underwriting discounts and structuring fees but before offering expenses) from the Offering of approximately $341.0 million. We used the net proceeds from the Offering (i) to distribute approximately $35.0 million to PBF LLC to reimburse it for certain capital expenditures incurred prior to the closing of the Offering with respect to assets contributed to us and to reimburse us for offering expenses it incurred on behalf of the Partnership; (ii) to pay debt issuance costs of approximately $2.3 million related to our Revolving Credit Facility and Term Loan; (iii) to purchase $298.7 million in U.S. Treasury securities which are being used as collateral to secure our obligations under the Term Loan and which have been, and will continue to be, used by us in the future to fund anticipated capital expenditures; and (iv) to retain approximately $5.0 million for general partnership purposes. We also borrowed $298.7 million at the closing of the Offering under the Term Loan and distributed the proceeds of such borrowings to PBF LLC.
In connection with the West Ladder Rack and Toledo Storage Facility Acquisitions , the Partnership acquired assets for total consideration paid to PBF LLC of $300.0 million, consisting of $270.0 million of cash and $30.0 million of Partnership common units, or an aggregate 1,210,471 common units. The cash consideration was funded by proceeds from the sale of $60.0 million in marketable securities and $210.0 million in borrowings under the Revolving Credit Facility. We borrowed an additional $60.0 million under the Revolving Credit Facility to repay $60.0 million outstanding under the Term Loan in order to release the $60.0 million in marketable securities that had collateralized the Term Loan. At December 31, 2014, PBFX had $275.1 million outstanding under the Revolving Credit Facility and $234.9 million outstanding under the Term Loan.
In connection with the Delaware City Products Pipeline and Truck Rack Acquisition, the Partnership acquired assets for a total consideration of $143.0 million, consisting of $112,500 of cash and $30,500 of Partnership common units, or 1,288,420 common units. The cash consideration was funded by the Partnership with $88,000 in proceeds from the Partnership’s 6.875% Senior Notes due 2023, sale of approximately $700 in marketable securities and $23,800 in borrowings under the Partnership’s Revolving Credit Facility. The Partnership borrowed an additional $700 under its Revolving Credit Facility to repay $700 of its outstanding term loan in order to release the $700 in marketable securities that had collateralized the Partnership’s term loan.
In addition to the retention of proceeds from our commercial and service agreements with PBF Holding, we expect our ongoing sources of liquidity to include cash generated from operations, the liquidation of U.S. Treasury and other investment grade securities that are pledged under our Term Loan, borrowings under our Revolving Credit Facility, and the issuance of additional debt and equity securities as appropriate given market conditions. We have sold, and intend to continue to sell, our U.S. Treasury or other investment grade securities over time to fund our capital expenditures. Immediately prior to selling such securities, we expect to continue to repay an equal amount of borrowings under our Term Loan with borrowings under our Revolving Credit Facility. As a result, our U.S. Treasury and other investment grade securities, coupled with the availability under our Revolving Credit Facility, initially provide us with the ability to fund capital expenditures without increasing the net amount of our outstanding borrowings. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures and distributions on our units, as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness.

We have paid, and intend to pay at least the minimum quarterly distribution of $0.30  per unit per quarter, or $1.20 per unit on an annualized basis, which aggregates to $10.0 million per quarter and $40.0 million per year based on the number of common and subordinated units outstanding as of December 31, 2014. We adjusted the amount of our distribution for the period May 14, 2014 through June 30, 2014 based on the number of days in the period divided by 90. We do not have a legal or contractual obligation to pay these distributions.
Credit Facilities
Concurrent with the closing of the Offering, we entered into the Revolving Credit Facility and the Term Loan, each with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders. The Revolving Credit Facility was increased from $275.0 million to $325.0 million in December 2014.
The Revolving Credit Facility is available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. We also have the ability to increase the maximum amount of the Revolving Credit Facility by an aggregate amount of up to $275.0 million, to a total facility size of $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. The Revolving Credit Facility includes a $25.0 million sublimit for standby letters of credit and a $25.0 million sublimit for swingline loans. Obligations under the credit facility and certain cash management and hedging obligations designated by us are guaranteed by our restricted subsidiaries, and are secured by a first priority lien on our assets (including our equity interests in Delaware City Terminaling) and those of our restricted subsidiaries other than excluded assets and a guaranty of collection from PBF LLC. The maturity date of the Revolving Credit Facility may be extended for one year on up to two occasions, subject to certain customary terms and conditions. Borrowings under the Revolving Credit Facility bear interest at either a Base Rate (as defined in the Revolving Credit Facility) plus an applicable margin ranging from 0.75% to 1.75%, or at LIBOR plus an applicable margin ranging from 1.75% to 2.75%. The applicable margin will vary based upon our Consolidated Total Leverage Ratio (as defined in the Revolving Credit Facility).
The Term Loan is guaranteed by a guaranty of collection from PBF LLC and is secured at all times by cash, U.S. Treasury or other investment grade securities in an amount equal to or greater than the outstanding principal amount of the Term Loan. Borrowings under the Term Loan bear interest either at Base Rate (as defined in the Term Loan), or at LIBOR plus an applicable margin equal to 0.25%.
The Revolving Credit Facility contains affirmative and negative covenants customary for revolving credit facilities of this nature that, among other things, limit or restrict the Partnership’s ability and the ability of its restricted subsidiaries to incur or guarantee debt, incur liens, make investments, make restricted payments, amend material contracts, engage in business activities, engage in mergers, consolidations and other organizational changes, sell, transfer or otherwise dispose of assets or enter into burdensome agreements or enter into transactions with affiliates on terms that are not arm’s length. The Term Loan contains affirmative and negative covenants customary for term loans of this nature that, among other things, limit the Partnership’s use of the proceeds and restrict the Partnership’s ability to incur liens and enter into burdensome agreements.
Additionally, the Partnership is required to maintain the following financial ratios, each tested on a quarterly basis for the immediately preceding four quarter period then ended (or such shorter period as shall apply, the “Measurement Period”): (a) until such time as the Partnership obtains an investment grade credit rating, Consolidated Interest Coverage Ratio (as defined in the Revolving Credit Facility), of at least 2.50 to 1.00, (b) Consolidated Total Leverage Ratio of not greater than 4.00 to 1.00 (or 4.50 to 1.00 at any time after (i) the Partnership has issued at least $100.0 million of unsecured notes and (ii) in addition (and without prejudice) to clause (i), upon the consummation of a material permitted acquisition (as defined in the Revolving Credit Facility) and for two-hundred seventy days immediately thereafter (an “Increase Period”), if elected by the Partnership by written notice to the administrative agent given on or prior to the date of such acquisition, the maximum permitted ratio shall be increased by 0.50 to 1.00 above the otherwise relevant level (the “Step-Up”) provided that Increase Periods may not be successive unless the ratio has been complied with for at least one Measurement Period ending after such Increase Period (i.e., without giving effect to the Step-Up)) and (c) after the Partnership has issued at least $100.0 million of unsecured notes, Consolidated Senior Secured Leverage Ratio (as defined in the credit agreement) of not greater than 3.50 to 1.00. The Revolving Credit Facility generally prohibits the Partnership from making cash distributions (subject to certain exceptions) except so long as no default or event of default exists or would be caused thereby, and only to the extent permitted by our partnership agreement, the Partnership may make cash distributions to unitholders up to the amount of the Partnership’s available cash (as defined in our partnership agreement). We are in compliance with our debt covenants as of December 31, 2014.
The Revolving Credit Facility and Term Loan contain events of default customary for transactions of their nature, including, but not limited to (and subject to grace periods in certain circumstances), the failure to pay any principal, interest or fees when due, failure to perform or observe any covenant contained in the Revolving Credit Facility or related documentation, any representation or warranty made in the agreements or related documentation being untrue in any material respect when made, default under certain material debt agreements, commencement of bankruptcy or other insolvency proceedings, certain changes in the Partnership’s ownership or the ownership or board composition of our general partner and material judgments or orders. Upon the occurrence and during the continuation of an event of default under the agreements, the lenders may, among other things, terminate their commitments, declare any outstanding loans to be immediately due and payable and/or exercise remedies against the Partnership and the collateral as may be available to the lenders under the agreements and related documentation or applicable law.
On May 12, 2015, the Partnership entered into an Indenture among the Partnership, PBF Logistics Finance Corporation, a Delaware corporation and wholly-owned subsidiary of the Partnership ("PBF Finance," and together with the Partnership, the "Issuers"), the Guarantors named therein and Deutsche Bank Trust Company Americas, as Trustee, under which the Issuers issued $350,000 in aggregate principal amount of 6.875% Senior Notes due 2023 (the "Notes"). The initial purchasers in the offering purchased $330,090 aggregate principal amount of Notes pursuant to a private placement transaction conducted under Rule 144A and Regulation S of the Securities Act of 1933, as amended, and certain of PBF Energy’s officers and directors and their affiliates and family members purchased the remaining $19,910 aggregate principal amount of Notes in a separate private placement transaction. The Issuers received net proceeds of approximately $343,000 from the offerings after deducting the initial purchasers’ discount and estimated offering expenses, and used such proceeds to pay $88,000 of the cash consideration due in connection with Delaware City Products Pipeline and Truck Rack Acquisition and to repay $255,000 of outstanding indebtedness under the Partnership’s revolving credit facility. The Partnership will pay interest on the Notes semi-annually in cash in arrears on May 15 and November 15 of each year, beginning on November 15, 2015. The Notes will mature on May 15, 2023.

Cash Flows
The following table sets forth our cash flows for the periods indicated:

	Year Ended December 31,
	2014	2013	2012
	(In thousands)
Net cash provided by (used in) operating activities	12,887	(10,697)	(4,396)
Net cash used in investing activities	(282,734)	(47,192)	(24,712)
Net cash provided by financing activities	283,937	57,940	29,117
Net change in cash and cash equivalents	$14,090	$51	$9
Cash Flows from Operating Activities
Cash flows provided by operating activities increased $23.6 million to approximately $12.9 million for the year ended December 31, 2014 compared to net cash used in operating activities of approximately $10.7 million for the year ended December 31, 2013. The increase in net cash provided by operating activities was primarily the result of net income of approximately $17.8 million recognized during the year ended December 31, 2014, compared to a net loss of approximately $14.4 million for the year ended December 31, 2013. Our operating cash flows for the year ended December 31, 2014 also included non-cash charges relating to depreciation and amortization of $4.5 million, amortization of loan fees of $0.4 million and unit-based compensation of $1.1 million, partially offset by net changes in working capital of $10.9 million primarily driven by the timing of collection of accounts receivables. Our operating cash flows for the year ended December 31, 2013 included non-cash charges relating to depreciation and amortization of $3.1 million and net changes in working capital of $0.6 million.
Cash flows used in operating activities increased $6.3 million to approximately $10.7 million for the year ended December 31, 2013 compared to net cash used in operating activities of approximately $4.4 million for the year ended December 31, 2012. The increase in net cash provided by operating activities was primarily the result of a net loss of approximately $14.4 million recognized during the year ended December 31, 2013, compared to a net loss of approximately $6.4 million for the year ended December 31, 2012. Our operating cash flows for the year ended December 31, 2013 also included non-cash charges relating to depreciation and amortization of $3.1 million compared to non-cash charges relating to depreciation and amortization of $1.6 million in December 31, 2012.
Cash Flows from Investing Activities
Cash flows used in investing activities increased approximately $235.5 millionto approximately $282.7 million for the year ended December 31, 2014 compared to approximately $47.2 million for the year ended December 31, 2013. The increase in net cash used in investing activities was a result of the net purchase of approximately $234.9 million in marketable securities and an increase in capital expenditures of $0.6 million for the year ended December 31, 2014.
Cash flows used in investing activities increased approximately $22.5 million to approximately $47.2 million for the year ended December 31, 2013 compared to approximately $24.7 million for the year ended December 31, 2012. The increase in net cash used in investing activities was a result of an increase in capital expenditures of $22.5 million for the year ended December 31, 2013.
Cash Flows from Financing Activities
Cash flows provided by financing activities increased approximately $226.0 million to approximately $283.9 million for the year ended December 31, 2014 compared to approximately $57.9 million for the year ended December 31, 2013. Cash flows provided by financing activities for the year ended December 31, 2014 consisted of the net proceeds from the issuance of common units in the Offering of $341.0 million, net proceeds from the Term Loan of $234.9 million, proceeds from the Revolving Credit Facility of $275.1 million and contributions from PBF LLC of $58.9 million, partially offset by distributions to PBF LLC of $598.7 million, distributions to unitholders of $14.9 million, offering costs of $5.0 million and deferred financing costs of $2.5 million. Our cash flows provided by financing activities for the year ended December 31, 2013, were comprised entirely of contributions by PBF Energy and were primarily used to fund capital expenditures and operating costs.
Cash flows provided by financing activities increased approximately $28.8 million to approximately $57.9 million for the year ended December 31, 2013 compared to approximately $29.1 million for the year ended December 31, 2012. Our cash flows provided by financing activities for the year ended December 31, 2013 and 2012, were comprised entirely of contributions by PBF Energy and were primarily used to fund capital expenditures and operating costs.

Capital Expenditures
Our capital requirements have consisted of and are expected to continue to consist of maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, and for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. Examples of maintenance capital expenditures are expenditures for the refurbishment and replacement of terminals, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of unloading equipment or other equipment at our facilities or additional throughput capacity to the extent such capital expenditures are expected to expand our operating capacity or our operating income.
Capital expenditures for the year ended December 31, 2014 were $47.8 million, including $22.0 million for the expansion of the DCR West Rack, $18.0 million for the Toledo Storage Facility, $0.6 million for the Delaware Products Pipeline and Truck Rack and $7.2 million for the IPO assets. For the year ended December 31, 2013 our Predecessor incurred a total of $47.2 million for expansion capital expenditures including $19.2 million for the Toledo Storage Facility, $15.4 million for the DCR West Rack, $0.9 million for the Delaware City Products Pipeline and Truck Rack and $11.7 million for the IPO assets. For the year ended December 31, 2012 our Predecessor incurred a total of $24.7 million for expansion capital expenditures including $18.4 million for the IPO assets, $5.9 million for the Toledo Storage Facility and $0.4 million for the Delaware City Products Pipeline and Truck Rack. Our Predecessor's capital funding requirements were funded by capital contributions from PBF Energy. We currently have not included any potential future acquisitions in our budgeted capital expenditures for the twelve months ending December 31, 2014.
We currently expect to spend an aggregate of approximately between $5.0 to $7.0 million during 2015 for maintenance capital expenditures. We anticipate the forecasted maintenance capital expenditures will be funded primarily with cash from operations.
We have sold, and expect to continue to sell, our U.S. Treasury or other investment grade securities currently used to secure our obligations under the Term Loan over time to fund our capital expenditures, and immediately prior to selling such securities, we expect to continue to repay an equal amount of Term Loan borrowings with borrowings under our Revolving Credit Facility. We may also rely on external sources including other borrowings under our Revolving Credit Facility, and issuances of equity and debt securities to fund any significant future expansion. During the year ended December 31, 2014, we borrowed an additional $65.1 million under our Revolving Credit Facility to repay $65.1 million of our Term Loan in order to release the $65.1 million in marketable securities to fund capital expenditures and acquisitions.
Under the Third A&R Omnibus Agreement, PBF Energy has agreed to reimburse us for any costs up to $20.0 million per event (net of any insurance recoveries) that we incur for repairs required due to the failure of any Contributed Asset to operate in substantially the same manner and condition as such asset was operating prior to the closing of the Offering and closing date of the Acquisitions from PBF during the first five years after the closing of the Offering, and any matters related thereto.

Contractual Obligations
Information regarding our contractual obligations of the types described below as of December 31, 2014, is set forth in the following table:

	Payments Due by Period
	Totals	2015	2016 and 2017	2018 and 2019	2020 and Beyond
	(In thousands)

Long term debt obligation (1)	$510,000	—	$234,900	$275,100	—
Interest (2)	32,762	7,950	15,214	9,598	—
Affiliate - services agreement (3)	50,102	9,257	18,672	18,672	3,501
Total obligations	$592,864	$17,207	$268,786	$303,370	$3,501
____________________

(1) No principal amounts are due under our Term Loan and Revolving Credit Facility until May 2017.
(2) Includes interest on our Term Loan and Revolving Credit Facility. Includes commitment fees on the Revolving Credit Facility through May 2019 using rates in effect at December 31, 2014.
(3) Includes annual fixed payments under the Third A&R Omnibus Agreement and the Third A&R Services Agreement, as well as an estimate of $2.5 million annually of obligations under the Third A&R Omnibus Agreement to reimburse PBF LLC for salaries and benefit costs of employees who devote more than 50% of their time to PBFX.

Effects of Inflation
Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the year ended December 31, 2014 and 2013, respectively.

Off-Balance Sheet Arrangements
We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Environmental and Other Matters
Environmental Regulation
Our operations are subject to extensive and frequently changing federal, state and local laws, regulations and ordinances relating to the protection of the environment. Among other things, these laws and regulations govern the emission or discharge of pollutants into or onto the land, air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to develop, maintain, operate and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe they do not affect our competitive position, as the operations of our competitors are similarly affected. We believe our facilities are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to changes, or to changes in the interpretation of such laws and regulations, by regulatory authorities, and continued and future compliance with such laws and regulations may require us to incur significant expenditures. Additionally, violation of environmental laws, regulations and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions limiting our operations, investigatory or remedial liabilities or construction bans or delays in the development of additional facilities or equipment. Furthermore, a release of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims by third parties for personal injury or property damage, or by the U.S. federal government or state governments for natural resources damages. These impacts could directly and indirectly affect our business and have an adverse impact on our financial position, results of operations and liquidity. We cannot currently determine the amounts of such future impacts.
Environmental Liabilities
Contamination resulting from spills of crude oil is not unusual within the petroleum storage, terminaling or transportation industries. Historic spills along truck and rail racks, and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater.
Under the Contribution Agreements, PBF Energy has agreed to indemnify us for certain known and unknown environmental liabilities that are based on conditions in existence at our Predecessor's properties and associated with the ownership or operation of the Contributed Assets and arising from the conditions that existed prior to the closings of the Offering and the Acquisitions from PBF. In addition, we have agreed to indemnify PBF Energy for certain events and conditions associated with the ownership or operation of our assets that occur after the closings of the Offering and the Acquisitions from PBF and for environmental liabilities related to our assets to the extent PBF Energy is not required to indemnify us for such liabilities or if the environmental liability is the result of the negligence, willful misconduct or criminal conduct of PBF Energy or its employees, including those seconded to us. As a result, we may incur the type of expenses described above in the future, which may be substantial.
Iran Sanctions Compliance Disclosure
Under the Iran Threat Reduction and Syrian Human Rights Act of 2012 (“ITRA”), which added Section 13(r) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are required to include certain disclosures in our periodic reports if we or any of our “affiliates” knowingly engaged in certain specified activities during the period covered by the report. Because the SEC defines the term “affiliate” broadly, it may include any entity controlled by us as well as any person or entity that controls us or is under common control with us (“control” is also construed broadly by the SEC). Neither we nor any of our affiliates or subsidiaries have knowingly engaged in any transaction or dealing reportable under Section 13(r) of the Exchange Act during the reporting period.

Funds affiliated with The Blackstone Group L.P. (“Blackstone”) were holders of approximately 3.5% of the outstanding voting interests of PBF Energy as of December 31, 2014 and in 2014 had nominated certain former directors on PBF Energy's board of directors. Accordingly, Blackstone may have been deemed an “affiliate” of PBF Energy, as that term is defined in Exchange Act Rule 12b-2, during part of 2014.  We received notice from Blackstone that it has included the disclosures described below in its SEC filings pursuant to ITRA regarding one of its portfolio companies that may be deemed to be affiliates of Blackstone. Because of the broad definition of “affiliate” in Exchange Act Rule 12b-2, these portfolio companies of Blackstone, through Blackstone's ownership of PBF Energy, may also have been deemed to be affiliates of ours.  We have not independently verified the disclosures described in the following paragraphs.

We have received notice from Blackstone that Travelport Limited (“Travelport“), as part of their global business in the travel industry, provide certain passenger travel-related GDS and Technology Services to Iran Air and certain Technology Services to Iran Air Tours. All of these services are either exempt from applicable sanctions prohibitions pursuant to a statutory exemption permitting transactions ordinarily incident to travel or, to the extent not otherwise exempt, specifically licensed by the U.S. Office of Foreign Assets Control. Subject to any changes in the exempt/licensed status of such activities, Travelport intends to continue these business activities, which are directly related to and promote the arrangement of travel for individuals.

Critical Accounting Policies and Estimates
Our significant accounting policies are described in Note 2 to our consolidated financial statements included in this Form 8-K filed with the SEC on September 1, 2015. We prepare our consolidated financial statements in conformity with GAAP, and in the process of applying these principles, we must make judgments, assumptions and estimates based on the best available information at the time. To aid a reader’s understanding, management has identified our critical accounting policies. These policies are considered critical because they are both most important to the portrayal of our financial condition and results, and require our most difficult, subjective or complex judgments. Often they require judgments and estimation about matters which are inherently uncertain and involve measuring, at a specific point in time, events which are continuous in nature. Actual results may differ based on the accuracy of the information utilized and subsequent events, some of which we may have little or no control over.
Depreciation
We calculate depreciation expense using the straight-line method over the estimated useful lives of our property, plant and equipment. Because of the expected long useful lives of the property and equipment, we depreciate our property, plant and equipment over 5-25 years. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations.

Long-Lived Assets
We review our long-lived assets for impairment whenever events or changes in circumstances indicate their carrying value may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their ultimate disposition. If such analysis indicates that the carrying value of the long-lived assets is not considered to be recoverable, the carrying value is reduced to the fair value.
Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results. No impairment of long-lived assets were recorded in the periods included in these financial statements.
Asset Retirement Obligations
We record an asset retirement obligation at fair value for the estimated cost to retire a tangible long-lived asset at the time we incur the liability, which is generally when the asset is purchased, constructed, or leased. We record the liability when we have a legal or contractual obligation to incur costs to retire the asset and when a reasonable estimate of the fair value of the liability can be made. If a reasonable estimate cannot be made at the time the liability is incurred, we will record the liability when sufficient information is available to estimate the liability’s fair value. Certain of our asset retirement obligations are based on our legal obligation to perform remedial activity when we permanently cease operations of the long-lived assets. We therefore consider the settlement date of these obligations to be indeterminable. Accordingly, we cannot calculate an associated asset retirement liability for these obligations at this time. We will measure and recognize the fair value of these asset retirement obligations when the settlement date is determinable.
Environmental Matters
Liabilities for future remediation costs are recorded when environmental assessments and/or remediation efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and applying current regulations, as well as our own internal environmental policies. The actual settlement of our liability for environmental matters could materially differ from our estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.